EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports Second Quarter 2026 Financial and Operating Results
Houston, Texas (August 10, 2026) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended June 30, 2026.
Highlights
•Second quarter 2026 net income of $4.6 million, Adjusted EBITDA of $60.7 million, an increase of 12% relative to the first quarter of 2026, cash flow available for distributions (“Distributable Cash Flow” or “DCF”) of $36.8 million and free cash flow (“FCF”) of $9.4 million
•Eight rigs currently operating behind the Rockies systems, including six in the Williston Basin and two in the DJ Basin, with approximately 75 DUCs across the footprint
•Mid-Con Segment natural gas volume throughput increased 9.9% to 523 MMcf/d relative to the first quarter of 2026, driving a 10% increase in Segment Adjusted EBITDA
•Established $35 million stock repurchase program
•Continued commercial progress in the Permian and Williston Basins, including new firm transportation agreements on Double E and a new crude gathering agreement in Divide County, North Dakota
•Tightened 2026 Adjusted EBITDA guidance range to $235 million to $255 million and increased total capital expenditures to $100 million to $120 million to reflect additional high-returning growth projects in the Rockies and Permian Segments
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, "Customer activity ramped up meaningfully across our footprint during the second quarter with 36 new well connections, driving a 12% increase in Adjusted EBITDA relative to the first quarter. Our Rockies Segment accounted for the majority of the increase, while Mid-Con delivered a nearly 10% volume increase on strong well performance in both the Barnett and Arkoma, giving us added confidence in the segment's trajectory for the remainder of the year. We also executed new firm transportation agreements on Double E and a new crude gathering agreement in Divide County, North Dakota, further strengthening our long-term growth outlook. We continue to have a tremendous amount of customer interest in the ongoing Double E – Mainline Compression Expansion open season. We have extended the open season through the end of August as we work on finalizing additional firm transportation agreements to support the project and we expect to be in a position to make a final investment decision prior to its conclusion.
"Another encouraging development this quarter has been the acceleration of activity in the Williston Basin. Six rigs are running behind our system today, the most active drilling program we have seen in the basin in several years. Since the end of the second quarter, we have connected 17 new wells, nine of which we serve with both crude oil and produced water gathering. We’ve also identified approximately 30 incremental well connections in the Williston Basin that were not part of our original plan, a result of our recent commercial success in the basin and existing customers accelerating their development activity. These wells are expected to connect primarily in the fourth quarter, so we expect minimal impact on 2026 results, but they position us well for a strong start to 2027.
"With a solid first half behind us and customer activity accelerating across the footprint, we have better visibility into our second-half volume profile. We are tightening our full-year 2026 Adjusted EBITDA guidance to $235 million to $255 million and increasing total capital expenditures, including Double E, to $100 million to $120 million to reflect additional high-returning growth projects in the Rockies and Permian Segments.”
Second Quarter 2026 Business Highlights
SMC's average daily natural gas throughput on its wholly owned, operated systems increased 3.3% to 899 MMcf/d, while liquids volumes increased 6.3% to 68 Mbbl/d, relative to the first quarter of 2026. Double E Pipeline averaged 859 MMcf/d and contributed $9.4 million in Adjusted EBITDA, net to SMC, for the second quarter of 2026.

EXHIBIT 99.1
Natural gas price-driven segments:
•Natural gas price-driven segments generated $30.0 million in combined Segment Adjusted EBITDA, a $1.1 million increase relative to the first quarter of 2026, with combined capital expenditures of $7.3 million
•Mid-Con Segment Adjusted EBITDA totaled $21.4 million, an increase of $2.0 million relative to the first quarter of 2026, primarily due to a 9.9% increase in natural gas volume throughput to 523 MMcf/d, driven by 17 new Barnett well connections and three new Arkoma well connections during the quarter.
•Piceance Segment Adjusted EBITDA totaled $8.7 million, a decrease of $0.9 million relative to the first quarter of 2026, primarily due to a 5.7% decline in volume throughput driven by continued temporary shut-ins, natural production declines, and no new well connections during the quarter. As of the end of July, all previous shut-in production has resumed flowing.
Oil price-driven segments:
•Oil price-driven segments generated $39.7 million in combined Segment Adjusted EBITDA, a $4.6 million increase relative to the first quarter of 2026, with combined capital expenditures of $17.0 million
•Rockies Segment Adjusted EBITDA totaled $30.4 million, an increase of $4.0 million relative to the first quarter of 2026, driven by a 6.3% increase in liquids volume throughput and higher realized crude oil and NGL prices, partially offset by a 3.0% decline in natural gas volume throughput. 16 wells were connected in the DJ Basin during the quarter, and subsequent to quarter end, 17 wells were connected in the Williston Basin, including nine wells for which we provide both crude oil and produced water gathering services. Eight rigs are currently running in the Rockies Segment, including two in the DJ Basin and six in the Williston Basin, with approximately 75 DUCs behind the systems.
•Permian Segment Adjusted EBITDA totaled $9.4 million, an increase of $0.6 million relative to the first quarter of 2026, driven by a 6.7% increase in Double E volume throughput to 859 MMcf/d.
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Average daily throughput (MMcf/d):
Rockies	162	147	165	138
Piceance	214	263	221	265
Mid-Con	523	502	500	496
Aggregate average daily throughput	899	912	886	899

Average daily throughput (Mbbl/d):
Rockies	68	78	66	76
Aggregate average daily throughput	68	78	66	76

Double E average daily throughput (MMcf/d) (1)	859	682	832	673
_________

(1)Gross basis, represents 100% of volume throughput for Double E.

EXHIBIT 99.1
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands)
Reportable segment adjusted EBITDA (1):
Rockies	30,359	25,235	56,734	50,104
Permian (2)	9,364	8,300	18,094	16,570
Piceance	8,662	10,474	18,232	22,260
Mid-Con	21,361	24,900	40,688	47,357
Total	$69,746	$68,909	$133,748	$136,291
Less: Corporate and Other (3)	9,047	7,815	18,857	17,691
Adjusted EBITDA (4)	$60,699	$61,094	$114,891	$118,600
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) share-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(3)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(4)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $25.0 million in the second quarter of 2026, inclusive of maintenance capital expenditures of $4.1 million. Capital expenditures in the second quarter of 2026 were primarily related to pad connections in the Rockies and Mid-Con segments. SMC is increasing its full year 2026 capital expenditure guidance to $100 million to $120 million, from $85 million to $105 million previously, reflecting 30 additional Williston wells added to the program or accelerated from 2027 and incremental capital at Double E tied to new firm transportation agreements executed this year.

	Six Months Ended June 30,
	2026	2025
	(In thousands)
Cash paid for capital expenditures (1):
Rockies	$27,989	$22,321
Piceance	763	1,200
Mid-Con	14,127	21,726
Total reportable segment capital expenditures	$42,879	$45,247
Corporate and Other	1,391	1,749
Total cash paid for capital expenditures	$44,270	$46,996
__________
(1)Excludes cash paid for capital expenditures by Double E due to equity method accounting.

EXHIBIT 99.1
Capital & Liquidity
As of June 30, 2026, SMC had $21.0 million in unrestricted cash-on-hand and $79 million drawn under its $500 million ABL Revolver with $418 million of borrowing availability, after accounting for $2.7 million of issued, but undrawn letters of credit. As of June 30, 2026, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $798 million, which is $298 million greater than the $500 million of lender commitments to the ABL Revolver. As of June 30, 2026, SMC was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.3x relative to a maximum first lien leverage ratio of 2.5x. As of June 30, 2026, SMC reported a total leverage ratio of approximately 4.1x.
As of June 30, 2026, the Summit Permian Transmission Term Loan Facility had a balance of $350 million. Summit Midstream Permian has $10.8 million of cash-on-hand as of June 30, 2026. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMC billed its customers $4.2 million in the second quarter of 2026 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the second quarter of 2026, SMC recognized $4.2 million of gathering revenue associated with MVC shortfall payments. SMC had $0.0 million of adjustments to MVC shortfall payments in the second quarter of 2026. SMC’s MVC shortfall payment mechanisms contributed $4.2 million of total Adjusted EBITDA in the second quarter of 2026. The minimum volume commitments underpinning SMC's Piceance segment gathering agreements, which represent substantially all of SMC's MVC shortfall payments, expire at the end of the third quarter of 2026.
Quarterly Dividend
The Board of Directors of Summit Midstream Corporation continued to suspend cash dividends payable on the common stock for the period ended June 30, 2026. The quarterly cash dividend on the Series A Preferred Stock, for the period ending September 14, 2026, will be paid to preferred shareholders of record as of the close of business on September 1, 2026.
Share Repurchase Program
During the second quarter of 2026, SMC repurchased 34,624 shares of its common stock for approximately $1.0 million. As of June 30, 2026, SMC had approximately $34.0 million of remaining capacity under its $35 million share repurchase program.
Second Quarter 2026 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on August 11, 2026, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at the following link: Q2 2026 Summit Midstream Corporation Earnings Conference Call (https://register-conf.media-server.com/register/BI8cebf785fce846a9bb80ae80660d3cbc). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, share-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

EXHIBIT 99.1
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) the impact of the timing of MVC shortfall payments under our gathering agreements or (ii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•adjusted EBITDA includes the Company's proportionate share of Adjusted EBITDA from its unconsolidated equity method investee. Because this entity is not consolidated, the Company does not control its operations and does not have legal claim to its revenues, expenses, assets, liabilities, or cash flows, other than distributions received. As a result, this adjustment has limitations as an analytical measure and may not be comparable to similarly titled measures presented by other companies;
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

EXHIBIT 99.1
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), payment of dividends on any series of stock, ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 16, 2026, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(In thousands)
ASSETS
Cash and cash equivalents	$20,967	$9,274
Restricted cash	10,793	10,405
Accounts receivable	87,202	69,752
Other current assets	5,509	7,490
Total current assets	124,471	96,921
Property, plant and equipment, net	1,839,292	1,844,146
Intangible assets, net	149,513	153,564
Investment in Double E	267,641	265,583
Other noncurrent assets	26,463	27,395
TOTAL ASSETS	$2,407,380	$2,387,609

LIABILITIES AND EQUITY
Trade accounts payable	$21,414	$31,652
Accrued expenses	43,090	24,270
Deferred revenue	7,996	10,122
Ad valorem taxes payable	7,226	10,190
Accrued compensation and employee benefits	7,342	12,063
Accrued interest	27,666	30,045
Accrued environmental remediation	1,398	1,710
Accrued settlement payable	8,333	8,333
Current portion of long-term debt	1,748	21,223
Other current liabilities	5,672	27,185
Total current liabilities	131,885	176,793
Deferred tax liabilities, net	92,536	73,635
Long-term debt, net	1,237,900	1,024,347
Noncurrent deferred revenue	17,817	18,398
Noncurrent accrued environmental remediation	52	52
Other noncurrent liabilities	8,324	6,532
TOTAL LIABILITIES	1,488,514	1,299,757
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	—	141,296
Equity
Series A Preferred Shares	64,168	110,468
Common Stock, $0.01 par value	136	122
Class B Common Stock, $0.01 par value	65	65
Additional paid-in capital	740,596	638,427
Accumulated deficit	(206,590)	(202,902)
Total Company stockholders' equity	598,375	546,180
Noncontrolling interest	320,491	400,376
Total Equity	918,866	946,556
TOTAL LIABILITIES AND EQUITY	$2,407,380	$2,387,609

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)
Revenues:
Gathering services and related fees	$62,700	$64,182	$122,270	$128,347
Natural gas, NGLs and condensate sales	84,116	66,345	157,767	125,672
Other revenues	8,197	9,690	14,118	18,895
Total revenues	155,013	140,217	294,155	272,914
Costs and expenses:
Cost of natural gas and NGLs	49,092	35,914	88,464	71,348
Operation and maintenance	39,812	39,241	78,029	72,771
General and administrative	13,690	15,516	31,563	32,116
Depreciation and amortization	26,851	30,055	53,559	58,572
Transaction costs	19	1,061	241	3,854
Acquisition integration costs	608	4,155	981	5,399
Gain (loss) on asset sales, net	(26)	—	3	—
Long-lived asset impairments	—	71	—	71
Total costs and expenses	130,046	126,013	252,840	244,131
Other income (expense), net	1,290	378	700	9,435
Gain (loss) on interest rate swaps	947	(500)	797	(1,466)
Loss on sale of business	—	—	—	(43)
Interest expense	(27,403)	(23,864)	(52,416)	(46,401)
Income from equity method investees	5,832	4,802	11,069	9,642
Income (loss) before income taxes	5,633	(4,980)	1,465	(50)
Income tax benefit (expense)	(1,068)	752	(66)	456
Net income (loss)	$4,565	$(4,228)	$1,399	$406

Net income (loss) per share:
Common stock – basic	$0.12	$(0.66)	$(0.28)	$(0.83)
Common stock – diluted	$0.11	$(0.66)	$(0.28)	$(0.83)

Weighted-average number of shares outstanding:
Common stock – basic	13,811	12,241	13,074	12,005
Common stock – diluted	14,045	12,241	13,074	12,005
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands)
Other financial data:
Net income (loss)	$4,565	$(4,228)	$1,399	$406
Net cash provided by operating activities	43,932	37,213	50,802	53,243
Capital expenditures	24,993	26,390	44,270	46,996
Contributions to equity method investees	6,508	575	6,508	3,063
Adjusted EBITDA	60,699	61,094	114,891	118,600
Cash flow available for distributions (1)	36,771	32,356	63,681	65,885
Free Cash Flow	9,403	9,222	20,779	20,576
Dividends (2)	3,385	3,382	51,277	6,741

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	899	912	886	899
Aggregate average daily throughput – liquids (Mbbl/d)	68	78	66	76

Double E average daily throughput (MMcf/d) (3)	859	682	832	673
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. The cash dividend payment for the six months ended June 30, 2026 includes a payment of $46.3 million for accrued and unpaid dividends owed from March 15, 2020 to December 14, 2024. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A Preferred Stock beginning on March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands)
Reconciliations of net (loss) income to adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow:
Net income (loss)	$4,565	$(4,228)	$1,399	$406
Add:
Interest expense	27,403	23,864	52,416	46,401
Income tax benefit (expense)	1,068	(752)	66	(456)
Depreciation and amortization (1)	27,085	30,289	54,028	59,041
Proportional adjusted EBITDA for equity method investees (2)	8,465	7,444	16,336	14,848
Adjustments related to capital reimbursement activity (3)	(2,830)	(1,930)	(5,655)	(3,876)
Share-based and noncash compensation	2,298	2,362	5,334	4,737
(Gain) loss in fair value of Tall Oak earn out	—	544	503	(8,479)
Gain (loss) on asset sales, net	(26)	—	3	—
Long-lived asset impairment	—	71	—	71
Gain (loss) on interest rate swaps	(947)	500	(797)	1,466
Loss on sale of business	—	—	—	43
Other, net (4)	(550)	7,732	2,327	14,040
Less:
Income from equity method investees	5,832	4,802	11,069	9,642
Adjusted EBITDA	$60,699	$61,094	$114,891	$118,600
Less:
Cash interest paid	2,006	5,309	43,334	39,508
Cash paid for taxes	—	180	—	265
Senior notes interest adjustment (5)	17,789	17,789	—	4,935
Maintenance capital expenditures	4,133	5,460	7,876	8,007
Cash flow available for distributions (6)	$36,771	$32,356	$63,681	$65,885
Less:
Growth capital expenditures	20,860	20,930	36,394	38,989
Investment in equity method investee	6,508	575	6,508	3,063
Distributions on Subsidiary Series A Preferred Units	—	1,629	—	3,257
Free Cash Flow	$9,403	$9,222	$20,779	$20,576
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2026, the amount includes $2.5 million of transaction and other costs. For the six months ended June 30, 2025, the amount includes $7.7 million of transaction and other costs and $5.4 million of integration costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six Months Ended June 30,
	2026	2025
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow:
Net cash provided by operating activities	$50,802	$53,243
Add:
Interest expense, excluding amortization of debt issuance costs	48,603	44,422
Income tax expense (benefit), excluding federal income taxes	(6)	98
Changes in operating assets and liabilities	19,948	15,462
Proportional adjusted EBITDA for equity method investees (1)	16,336	14,848
Adjustments related to capital reimbursement activity (2)	(5,655)	(3,876)
Realized gain on swaps	(391)	(1,784)
Other, net (3)	2,327	14,039
Less:
Distributions from equity method investees	15,519	13,955
Noncash lease expense	1,554	3,897
Adjusted EBITDA	$114,891	$118,600
Less:
Cash interest paid	43,334	39,508
Cash paid for taxes	—	265
Senior notes interest adjustment (4)	—	4,935
Maintenance capital expenditures	7,876	8,007
Cash flow available for distributions (5)	$63,681	$65,885
Less:
Growth capital expenditures	36,394	38,989
Investment in equity method investee	6,508	3,063
Distributions on Subsidiary Series A Preferred Units	—	3,257
Free Cash Flow	$20,779	$20,576
(1)Reflects our proportionate share of Double E.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2026, the amount includes $2.5 million of transaction and other costs. For the six months ended June 30, 2025, the amount includes $7.7 million of transaction and other costs and $5.4 million of integration costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(5)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation